Exhibit 99.1

GUESS?, INC. REPORTS FOURTH QUARTER RESULTS

Q4 Fiscal 2018 Revenues Increased 18% to $792 Million; Increased 10% in Constant Currency

Q4 Fiscal 2018 GAAP EPS of $0.01, Compared to $0.08 in Q4 Fiscal 2017; Q4 Fiscal 2018 Adjusted EPS of $0.62, Compared to $0.43 in Q4 Fiscal 2017

Fiscal Year 2018 Revenues Increased 8% to $2.4 Billion; Increased 5% in Constant Currency

Fiscal Year 2018 GAAP Loss Per Share of $0.11, Compared to EPS of $0.27 in Fiscal Year 2017; Fiscal Year 2018 Adjusted EPS of $0.70, Compared to $0.46 in Fiscal Year 2017

LOS ANGELES, March 21, 2018 - Guess?, Inc. (NYSE: GES) today reported unaudited financial results for its fourth quarter and fiscal year ended February 3, 2018.

Victor Herrero, Chief Executive Officer, commented, “I am pleased to report that the overall results of the fourth quarter finished above the high-end of our expectations, with higher sales, higher adjusted operating profit and higher adjusted earnings per share. This quarter concludes a year where we saw revenue increase, operating profit growth, adjusted operating margin expansion and adjusted EPS growth of 52%. I believe that this year marks the beginning of a turnaround for the Company.”

Mr. Herrero concluded, “I am convinced that maintaining the focus on the strategic initiatives I outlined on my arrival at the Company in August 2015 is now clearly showing in our financial results. And looking forward to fiscal 2019, we expect to make continued progress on this front. I still see a lot of opportunities left in Europe and Asia, where we will continue to allocate capital for superior returns and where we plan to continue growing sales in double digits while also expanding margins. We will keep working on improving the profitability of the Americas by executing on our cost reduction and margin improvement initiatives. This is truly a very exciting time for our Company as a lot of opportunities are in front of us.”

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) net (gains) losses on lease terminations, (ii) asset impairment charges, (iii) restructuring charges, (iv) a restructuring related exit tax charge, (v) a gain from the sale of a minority interest investment, (vi) the related tax effects of these adjustments, (vii) tax impacts resulting from the enactment of the 2017 Tax Cuts and Jobs Act (the “Tax Reform”) and (viii) a non-cash valuation allowance established on certain deferred tax assets, where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

As further discussed below, during the fourth quarter of fiscal 2018, the Company reclassified certain royalties received from net revenue to cost of product sales. Accordingly, amounts presented related to net royalties, net revenue and cost of product sales for the twelve months ended February 3, 2018 as well as the three and twelve months ended January 28, 2017 have been adjusted to conform to the current period presentation. This reclassification had no impact on previously reported earnings from operations, net earnings, net earnings per share or cash flows.

Fourth Quarter Fiscal 2018 Results

For the fourth quarter of fiscal 2018, the Company recorded GAAP net earnings of $1.0 million, an 84.2% decrease from $6.6 million for the fourth quarter of fiscal 2017. GAAP diluted earnings per share decreased 87.5% to $0.01 for the fourth quarter of fiscal 2018, from $0.08 in the prior-year quarter. The Company estimates the positive impact of currency on diluted earnings per share in the fourth quarter of fiscal 2018 was approximately $0.04 per share. The Company’s fourth quarter of fiscal 2018 results included 14 weeks, while the fourth quarter of fiscal 2017 results included 13 weeks.

For the fourth quarter of fiscal 2018, the Company recorded adjusted net earnings of $51.3 million, a 40.2% increase compared to $36.6 million for the fourth quarter of fiscal 2017. Adjusted diluted earnings per share increased 44.2% to $0.62, compared to $0.43 for the prior-year quarter.

Net Revenue. Total net revenue for the fourth quarter of fiscal 2018 increased 17.5% to $792.2 million, compared to $674.0 million in the prior-year quarter. In constant currency, net revenue increased by 10.2%.

•	Americas Retail revenues decreased 6.1% in U.S. dollars and 7.2% in constant currency. Retail comp sales including e-commerce decreased 4% in U.S. dollars and 5% in constant currency.

•	Americas Wholesale revenues increased 3.8% in U.S. dollars and 0.9% in constant currency.

•	Europe revenues increased 39.7% in U.S. dollars and 24.1% in constant currency. Retail comp sales including e-commerce increased 18% in U.S. dollars and 6% in constant currency.

•	Asia revenues increased 40.2% in U.S. dollars and 33.1% in constant currency. Retail comp sales including e-commerce increased 14% in U.S. dollars and 8% in constant currency.

•	Licensing revenues increased 11.4% in U.S. dollars and constant currency.

Operating Earnings. GAAP operating earnings for the fourth quarter of fiscal 2018 increased 225.9% to $68.4 million (including a $7.1 million favorable currency translation impact), compared to $21.0 million in the prior-year quarter. GAAP operating margin in the fourth quarter increased 550 basis points to 8.6%, compared to 3.1% in the prior-year quarter, driven primarily by lower asset impairment charges. The positive impact of currency on operating margin for the quarter was roughly 80 basis points.

For the fourth quarter of fiscal 2018, adjusted operating earnings increased 31.2% to $70.7 million, compared to $53.9 million in the prior-year quarter. Adjusted operating margin was 8.9%, an increase of 90 basis points compared to the same prior-year quarter, driven primarily by overall leveraging of expenses, partially offset by higher performance-based compensation costs.

•
Operating margin for the Company’s Americas Retail segment increased 620 basis points to 6.0% in the fourth quarter of fiscal 2018, compared to negative 0.2% in the prior-year quarter. This increase was driven primarily by cost reductions due primarily to store closures and negotiated rent reductions, higher initial markups and lower markdowns, partially offset by the negative impact on the fixed cost structure resulting from negative comparable sales.

•
Operating margin for the Company’s Americas Wholesale segment decreased 290 basis points to 14.2% in the fourth quarter of fiscal 2018, from 17.1% in the prior-year quarter, driven primarily by lower gross margins and overall deleveraging of expenses.

•
Operating margin for the Company’s Europe segment decreased 10 basis points to 15.9% in the fourth quarter of fiscal 2018, from 16.0% in the prior-year quarter, due primarily to higher distribution costs resulting from the relocation of the Company’s European distribution center, partially offset by overall leveraging of expenses and higher initial markups.

•
Operating margin for the Company’s Asia segment increased 470 basis points to 8.4% in the fourth quarter of fiscal 2018, compared to 3.7% in the same prior-year quarter, driven primarily by overall leveraging of expenses.

•	Operating margin for the Company’s Licensing segment decreased 26.9% to 87.7% in the fourth quarter of fiscal 2018, from 114.6% in the prior-year quarter.

Other Income (Expense), Net. Other net expense was $0.1 million in the fourth quarter of fiscal 2018, which primarily includes net unrealized and realized mark-to-market revaluation losses on foreign exchange currency contracts, partially offset by unrealized gains on non-operating assets and net unrealized mark-to-market revaluation gains on foreign currency balances, compared to other net income of $4.5 million in the prior-year quarter.

Income Taxes. On December 22, 2017, the Tax Reform was enacted into law and contains several key tax provisions that affected the Company, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the U.S. corporate income tax rate from 35% to 21%. Our GAAP results for the fourth quarter of fiscal 2018 include the impact of a $47.9 million charge related to the Tax Reform, or an unfavorable $0.58 per share impact. This is comprised of a $24.9 million charge for the provisional re-measurement of certain deferred taxes and related amounts and a provisional charge of $23.0 million to income tax expense for the estimated effects of the transitional tax on the deemed repatriation of foreign earnings. These provisional amounts will be finalized in fiscal 2019 as the Company completes its analysis of the impact of the Tax Reform. Our GAAP results for the fourth quarter of fiscal 2017 included the impact of a valuation allowance established on certain deferred tax assets of $6.8 million, a portion of which was generated from asset impairment charges recorded during the fourth quarter of fiscal 2017.

The Company’s GAAP effective tax rate increased to 95.5% for the fourth quarter of fiscal 2018, compared to 65.6% in the prior-year quarter. The Company’s adjusted effective tax rate decreased to 24.7% for the fourth quarter of fiscal 2018, from 33.4% in the prior-year quarter.

Fiscal Year 2018 Results

For the fiscal year ended February 3, 2018, the Company recorded GAAP net loss of $7.9 million, compared to GAAP net earnings of $22.8 million for the fiscal year ended January 28, 2017. GAAP diluted loss per share was $0.11 in fiscal 2018, compared to GAAP diluted earnings per share of $0.27 in the prior year. The Company estimates the positive impact of currency on diluted loss per share for the fiscal year ended February 3, 2018 was approximately $0.02 per share. The Company’s fiscal 2018 results included 53 weeks, while fiscal 2017 results included 52 weeks.

For the fiscal year ended February 3, 2018, the Company recorded adjusted net earnings of $58.4 million, a 50.6% increase compared to $38.8 million for the fiscal year ended January 28, 2017. Adjusted diluted earnings per share increased 52.2% to $0.70 in fiscal 2018, compared to $0.46 for the prior year.

Net Revenue. Total net revenue for fiscal 2018 increased 7.9% to $2.36 billion, compared to $2.19 billion in the prior year. In constant currency, net revenue increased by 5.3%.

•	Americas Retail revenues decreased 10.9% in U.S. dollars and 11.4% in constant currency. Retail comp sales including e-commerce decreased 9% in U.S. dollars and 10% in constant currency.

•	Americas Wholesale revenues increased 2.8% in U.S. dollars and 2.0% in constant currency.

•	Europe revenues increased 26.7% in U.S. dollars and 20.6% in constant currency. Retail comp sales including e-commerce increased 11% in U.S. dollars and 6% in constant currency.

•	Asia revenues increased 24.3% in U.S. dollars and 22.1% in constant currency. Retail comp sales including e-commerce increased 8% in U.S. dollars and 5% in constant currency.

•	Licensing revenues increased 1.2% in U.S. dollars and constant currency.

Operating Earnings. GAAP operating earnings for fiscal 2018 increased 187.0% to $65.2 million (including an $8.1 million favorable currency translation impact), compared to $22.7 million in the prior year. GAAP operating margin for fiscal 2018 increased 180 basis points to 2.8%, compared to 1.0% in the prior year, driven primarily by overall leveraging of expenses, higher initial mark-ups and lower asset impairment charges, partially offset by the negative impact on the fixed cost structure resulting from negative comparable sales in Americas Retail and higher performance-based compensation costs. The positive impact of currency on operating margin for fiscal 2018 was roughly 30 basis points.

For fiscal 2018, adjusted operating earnings increased 36.1% to $85.0 million, compared to $62.5 million in the prior year. Adjusted operating margin was 3.6%, an increase of 70 basis points compared to the prior year, driven primarily by overall leveraging of expenses and higher initial mark-ups in Europe, partially offset by the negative impact on the fixed cost structure resulting from negative comparable sales in Americas Retail and higher performance-based compensation costs.

•
Operating margin for the Company’s Americas Retail segment improved 30 basis points to negative 2.1% in fiscal 2018, compared to negative 2.4% in the prior year. This improvement was driven primarily by cost reductions due primarily to store closures and negotiated rent reductions and higher initial markups, partially offset by the negative impact on the fixed cost structure resulting from negative comparable store sales.

•
Operating margin for the Company’s Americas Wholesale segment increased 20 basis points to 16.7% in fiscal 2018, compared to 16.5% in the prior year. The increase in operating margin was due to higher gross margins, partially offset by overall deleveraging of expenses.

•
Operating margin for the Company’s Europe segment increased 150 basis points to 8.7% in fiscal 2018, compared to 7.2% in the prior year, due to higher initial mark-ups and the favorable impact on the fixed cost structure resulting from overall leveraging of expenses, partially offset by higher distribution costs resulting from the relocation of the Company’s European distribution center.

•
Operating margin for the Company’s Asia segment increased 560 basis points to 4.6% in fiscal 2018, compared to negative 1.0% in the prior year. The increase in operating margin was driven primarily by overall leveraging of expenses.

•	Operating margin for the Company’s Licensing segment decreased 450 basis points to 107.3% in fiscal 2018, from 111.8% in the prior year.

Other Income, Net. Other net income was $3.4 million for fiscal 2018, which primarily includes unrealized gains on non-operating assets and net unrealized mark-to-market revaluation gains on foreign currency balances, partially offset by net realized and unrealized mark-to-market revaluation losses on foreign exchange currency contracts, compared to $30.9 million for the prior year. For the fiscal year ended January 28, 2017, other net income included a realized gain of $22.3 million from the sale of a minority interest investment. The gain from the sale of the minority interest investment has been excluded for purposes of calculating adjusted financial measures for fiscal 2017. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Income Taxes. On December 22, 2017, the Tax Reform was enacted into law and contains several key tax provisions that affected the Company, including a one-time mandatory transition tax on accumulated foreign earnings and a reduction of the U.S. corporate income tax rate from 35% to 21%. Our GAAP results for fiscal 2018 include the impact of a $47.9 million charge related to the Tax Reform, or an unfavorable $0.58 per share impact. This is comprised of a $24.9 million charge for the provisional re-measurement of certain deferred taxes and related amounts and a provisional charge of $23.0 million to income tax expense for the estimated effects of the transitional tax on the deemed repatriation of foreign earnings. These provisional amounts will be finalized in fiscal 2019 as the Company completes its analysis of the impact of the Tax Reform. Our GAAP results for fiscal 2017 included the impact of a valuation allowance established on certain deferred tax assets of $6.8 million, a portion of which was generated from asset impairment charges recorded during fiscal 2017.

The Company’s GAAP effective tax rate increased to 105.6% for fiscal 2018, compared to 52.6% in the prior year. The Company’s adjusted effective tax rate decreased to 30.7% for fiscal 2018, compared to 41.7% in the prior year.

Dividends

The Company’s Board of Directors has approved a quarterly cash dividend of $0.225 per share on the Company’s common stock. The dividend will be payable on April 20, 2018 to shareholders of record at the close of business on April 4, 2018.

Reclassification of Prior Period Financial Statements

In connection with our implementation of the new revenue standard for fiscal 2019, we determined that conclusions reached under existing revenue standards as to the appropriate classification of payments received by us related to the Company’s purchases of licensed inventory products was not correct. While the Company has concluded that the impact of these reclassification errors on the Company’s previously-issued consolidated financial statement is not material, the Company has determined to revise its comparable periods when presented herein and in future filings. During the fourth quarter of fiscal 2018, the Company reclassified certain royalties received from net revenue to cost of product sales.

For fiscal 2018, the historical quarterly periods ended April 29, 2017, July 29, 2017, October 28, 2017, which are not presented herein as comparisons, the reclassification would have reduced net revenue and cost of product sales by $4.2 million, $5.4 million, and $5.2 million, respectively, impacting the cumulative twelve months ended February 3, 2018 presented by $14.8 million. The comparative periods for the three and twelve months ended January 28, 2017 have been reduced by $5.3 million and $18.9 million, respectively, to conform to the current period presentation. This reclassification had no impact on previously reported earnings from operations, net earnings, net earnings per share or cash flows.

Outlook

The Company’s expectations and outlook for the first quarter and fiscal year ending February 2, 2019 are as follows:

Outlook for Total Company[1]

	First Quarter of Fiscal 2019	Fiscal Year 2019[2]

Consolidated net revenue in U.S. dollars[3]	increase between 11.0% and 12.5%	increase between 7.0% and 8.0%

Consolidated net revenue in constant currency[3,4]	increase between 5.5% and 7.0%	increase between 5.0% and 6.0%

Operating margin[5]	(4.5)% to (4.0)%	4.0% to 4.5%

Currency impact included in operating margin[6]	40 basis points	50 basis points

Estimated effective tax rate	10%	25%

Earnings (loss) per share	$(0.27) to $(0.24)	$0.86 to $0.98

Currency impact included in earnings (loss) per share[6]	$0.00	$0.15

Notes:
1	The Company’s outlook for the first quarter ending May 5, 2018 and the fiscal year ending February 2, 2019 assumes that foreign currency exchange rates remain at prevailing rates.

2	The Company’s fiscal year 2019 will include 52 weeks, while fiscal year 2018 included 53 weeks.

3
The Company adopted the new accounting standard ASC 606, Revenue From Contracts With Customers (“ASC 606”), during the first quarter of fiscal 2019. As such the Company’s outlook for the first quarter ending May 5, 2018 and the fiscal year ending February 2, 2019 reflects the accounting treatment of revenue transactions under this new standard. If the outlook was presented under the current accounting standard, the outlook for net revenue would have been reduced by 0.4% and 0.2% for the first quarter and full year 2019, respectively.

4	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.

5
The Company adopted new authoritative guidance during the first quarter of fiscal 2019 related to the presentation of net periodic pension cost in the income statement. This guidance requires that the non-service components of net periodic pension cost be presented outside of earnings from operations, and all prior periods will be comparably restated when presented in the future. As a result, our outlook includes the presentation of approximately $2 million of net periodic pension cost within other income (expense) that was presented within SG&A expenses in fiscal 2018.

6	Represents the estimated translational and transactional gains (losses) of foreign currency rate fluctuations within operating margin and EPS measures presented.

On a segment basis, the Company expects the following ranges for percentage changes for comparable store sales including e-commerce (“comps”) and net revenue in U.S. dollars and constant currency compared to the same prior-year period:

Outlook by Segment[1]

	First Quarter of Fiscal 2019		Fiscal Year 2019

	U.S. Dollars	Constant Currency[2]	U.S. Dollars	Constant Currency[2]

Americas Retail:
Comps	__	up LSD	__	down LSD
Net Revenue	down LSD to up LSD	down LSD to flat	down MSD	down MSD

Americas Wholesale:
Net Revenue	up MSD	up LSD	up LSD	up LSD

Europe:
Comps	__	flat	__	up LSD to MSD
Net Revenue	up high-teens	up MSD	up mid-teens	up LDD

Asia:
Comps		up low to high-teens		up low to mid-teens
Net Revenue	up mid to high twenties	up mid to high twenties	up high-teens	up low twenties

Licensing:
Net Revenue[3]	up low twenties	__	up LSD	__

Notes:
1
As used in the table above, “LSD” is used to refer to the range of Low-Single-Digits, “MSD” is used to refer to the range of Mid-Single-Digits, “HSD” is used to refer to the range of High-Single-Digits, and “LDD” is used to refer to the range of Low-Double-Digits.

2	Eliminates the impact of expected foreign currency translation to give investors a better understanding of the underlying trends within the business.
3
Our outlook includes the impacts of changes resulting from the prospective adoption of the revenue accounting standard in the first quarter of fiscal 2019. Excluding this impact, our guidance for Licensing net revenue would have been up in the high-single digits in the first quarter of fiscal 2019 and down in the mid-single digits for fiscal year 2019.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three and twelve months ended February 3, 2018, the adjusted results exclude the impact of net losses on lease terminations, asset impairment charges and the tax impacts of these adjustments, as well as the tax impacts resulting from the enactment of the Tax Reform, where applicable. For the three and twelve months ended January 28, 2017, the adjusted results exclude the impact of asset impairment charges, a gain from the sale of a minority interest investment, restructuring charges, a restructuring related exit tax charge, net gains on lease terminations and the tax effects of these adjustments, as well as the impact of a non-cash valuation allowance established on certain deferred tax assets, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable store sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year. The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual and forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less purchases of property and equipment. Free cash flow measure is not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on March 21, 2018 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 3, 2018, the Company directly operated 1,011 retail stores in the Americas, Europe and Asia. The Company’s licensees and distributors operated 652 additional retail stores worldwide. As of February 3, 2018, the Company and its licensees and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results or events and projected sales (including comparable sales), earnings, capital expenditures, operating margins, cost savings and cash needs; and guidance for the first quarter and full year of fiscal 2019, including the impact of the new revenue recognition standard, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; our ability to successfully or timely implement plans for cost reductions; our ability to complete the transfer of our European distribution center without incurring additional shipment delays and/or increased costs; our ability to attract and retain key personnel; changes to our short or long-term strategic initiatives; obligations arising from new or existing litigation, tax and other regulatory proceedings (including the European Commission proceeding initiated during the second quarter of fiscal 2018 to investigate whether the Company breached certain European Union competition rules); risks related to the complexity of the Tax Reform and our ability to accurately interpret and predict its impact on our cash flows and financial condition; significant changes in our provisional estimates of the Tax Reform; changes in U.S. or foreign tax or tariff policy including with respect to apparel and other accessory merchandise; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future store asset and/or goodwill impairments or restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber attacks and other cyber security risks; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate and uncertainty surrounding potential changes in U.S. policies and regulations under the new administration may amplify many of these risks. Additional information with respect to known and unknown risks will also be set forth in the Company’s annual report on Form 10-K for the year ended February 3, 2018, which will be filed with the Securities and Exchange Commission in the first quarter of fiscal 2019. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Loss)
(amounts in thousands, except per share data)

	Three Months Ended[1]				Twelve Months Ended[1]
	February 3, 2018		January 28, 2017		February 3, 2018		January 28, 2017
	$	%	$	%[2]	$	%[2]	$	%[2]

Product sales	$772,676	97.5%	$656,505	97.4%	$2,290,999	96.9%	$2,118,534	96.7%
Net royalties[2]	19,488	2.5%	17,499	2.6%	72,755	3.1%	71,919	3.3%
Net revenue[2]	792,164	100.0%	674,004	100.0%	2,363,754	100.0%	2,190,453	100.0%
Cost of product sales[2]	497,094	62.8%	437,597	64.9%	1,534,906	64.9%	1,445,413	66.0%

Gross profit	295,070	37.2%	236,407	35.1%	828,848	35.1%	745,040	34.0%

Selling, general and administrative expenses	224,326	28.3%	182,493	27.1%	743,823	31.5%	682,559	31.1%
Net (gains) losses on lease terminations	(121)	(0.0%)	—	0.0%	11,373	0.5%	(695)	(0.0%)
Asset impairment charges	2,466	0.3%	32,928	4.9%	8,479	0.3%	34,385	1.6%
Restructuring charges	—	0.0%	—	0.0%	—	0.0%	6,083	0.3%

Earnings from operations	68,399	8.6%	20,986	3.1%	65,173	2.8%	22,708	1.0%

Other income (expense):
Interest expense	(789)	(0.1%)	(419)	(0.1%)	(2,431)	(0.1%)	(1,897)	(0.1%)
Interest income	1,084	0.2%	127	0.0%	4,106	0.2%	1,890	0.1%
Other income (expense), net	(138)	(0.0%)	4,492	0.7%	3,423	0.1%	30,909	1.4%

Earnings before income tax expense	68,556	8.7%	25,186	3.7%	70,271	3.0%	53,610	2.4%
Income tax expense	65,449	8.3%	16,530	2.4%	74,172	3.2%	28,212	1.2%

Net earnings (loss)	3,107	0.4%	8,656	1.3%	(3,901)	(0.2%)	25,398	1.2%
Net earnings attributable to noncontrolling interests	2,067	0.3%	2,089	0.3%	3,993	0.1%	2,637	0.2%

Net earnings (loss) attributable to Guess?, Inc.	$1,040	0.1%	$6,567	1.0%	$(7,894)	(0.3%)	$22,761	1.0%

Net earnings (loss) per common share attributable to common stockholders:
Basic	$0.01		$0.08		$(0.11)		$0.27
Diluted	$0.01		$0.08		$(0.11)		$0.27

Weighted average common shares outstanding attributable to common stockholders:
Basic	81,046		83,769		82,189		83,666
Diluted	82,377		83,970		82,189		83,829

Effective tax rate	95.5%		65.6%		105.6%		52.6%

Adjusted earnings from operations [3]:	$70,744	8.9%	$53,914	8.0%	$85,025	3.6%	$62,481	2.9%

Adjusted net earnings attributable to Guess?, Inc.[3]:	$51,336	6.5%	$36,607	5.4%	$58,426	2.5%	$38,800	1.8%

Adjusted diluted earnings per common share attributable to common stockholders[3]:	$0.62		$0.43		$0.70		$0.46

Adjusted effective tax rate[3]:	24.7%		33.4%		30.7%		41.7%

Notes:
1	The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively. The three and twelve months ended January 28, 2017 contain 13 and 52 weeks, respectively.

2
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, amounts related to net royalties, net revenue and cost of product sales for the twelve months ended February 3, 2018 as well as the three and twelve months ended January 28, 2017 have been adjusted to conform to the current period presentation. This reclassification had no impact on previously reported earnings from operations, net earnings or net earnings per share.

3
The adjusted results for the three and twelve months ended February 3, 2018 reflect the exclusion of net (gains) losses on lease terminations, asset impairment charges and the tax impacts of these adjustments, as well as the tax impacts resulting from the enactment of the 2017 Tax Cuts and Jobs Act (“Tax Reform”), where applicable. The adjusted results for the three and twelve months ended January 28, 2017 reflect the exclusion of asset impairment charges, a gain from the sale of a minority interest investment, restructuring charges, a restructuring related exit tax charge, net gains on lease terminations and the tax impacts of these adjustments, as well as the impact of a non-cash valuation allowance established on certain deferred tax assets, where applicable. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings (loss) attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the three and twelve months ended February 3, 2018 and January 28, 2017.

	Three Months Ended[1]		Twelve Months Ended[1]
	February 3,	January 28,	February 3,	January 28,
	2018	2017	2018	2017

Reported GAAP earnings from operations	$68,399	$20,986	$65,173	$22,708
Net (gains) losses on lease terminations[2]	(121)	—	11,373	(695)
Asset impairment charges[3]	2,466	32,928	8,479	34,385
Restructuring charges[4]	—	—	—	6,083

Adjusted earnings from operations	$70,744	$53,914	$85,025	$62,481

Reported GAAP net earnings (loss) attributable to Guess?, Inc.	$1,040	$6,567	$(7,894)	$22,761
Net (gains) losses on lease terminations[2]	(121)	—	11,373	(695)
Asset impairment charges[3]	2,466	32,928	8,479	34,385
Restructuring charges[4]	—	—	—	6,083
Gain on sale of a minority interest investment[5]	—	—	—	(22,279)
Income tax adjustments[6]	61	(9,718)	(1,422)	(10,196)
Tax Reform - repatriation tax adjustment[7]	23,034	—	23,034	—
Tax Reform - deferred tax adjustment[7]	24,856	—	24,856	—
Valuation allowance on certain deferred tax assets[8]	—	6,830	—	6,830
Exit tax charge[9]	—	—	—	1,911

Total adjustments affecting net earnings (loss) attributable to Guess?, Inc.	50,296	30,040	66,320	16,039

Adjusted net earnings attributable to Guess?, Inc.	$51,336	$36,607	$58,426	$38,800

Reported GAAP income tax expense	$65,449	$16,530	$74,172	$28,212
Income tax adjustments[6]	(61)	9,718	1,422	10,196
Tax Reform - repatriation tax adjustment[7]	(23,034)	—	(23,034)	—
Tax Reform - deferred tax adjustment[7]	(24,856)	—	(24,856)	—
Valuation allowance on certain deferred tax assets[8]	—	(6,830)	—	(6,830)
Exit tax charge[9]	—	—	—	(1,911)

Total income tax effect	(47,951)	2,888	(46,468)	1,455

Adjusted income tax expense	$17,498	$19,418	$27,704	$29,667

Adjusted effective tax rate	24.7%	33.4%	30.7%	41.7%

Notes:
1	The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively. The three and twelve months ended January 28, 2017 contain 13 and 52 weeks, respectively.

2
During the three and twelve months ended February 3, 2018, the Company recorded net (gains) losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America. During the twelve months ended January 28, 2017, the Company recorded net gains on lease terminations related primarily to the early termination of certain lease agreements. The net gains on lease terminations were recorded during the first and second quarters of fiscal 2017. The results for the twelve months ended January 28, 2017 have been adjusted to show the impact of the net gains on lease terminations for comparative purposes to same current-year period results.

3
During the three and twelve months ended February 3, 2018 and January 28, 2017, the Company recognized asset impairment charges for certain retail locations resulting from under-performance and expected store closures.

4
During the first quarter of fiscal 2017, the Company implemented a global cost reduction and restructuring plan to better align its global cost and organizational structure with its current strategic initiatives which resulted in restructuring charges, mainly related to cash-based severance costs, incurred during the twelve months ended January 28, 2017. The restructuring charges were recorded during the three months ended April 30, 2016.

5
The Company recognized a gain related to the sale of its minority interest equity holding in a privately-held boutique apparel company during the twelve months ended January 28, 2017. The gain related to the sale was recorded during the three months ended July 30, 2016.

6
The income tax effect of the net (gains) losses on lease terminations, asset impairment charges and restructuring charges was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred. The income tax effect on the gain on sale of the minority interest investment was based on the impact of the transaction on the effective tax rate.

7
During the fourth quarter of fiscal 2018, the Company recognized additional tax expense resulting from the enactment of the 2017 Tax Reform to account for deemed repatriation of foreign earnings and reduced deferred tax assets due to lower future U.S. corporate tax rates.

8
During the fourth quarter of fiscal 2017, the Company recorded a non-cash valuation allowance on certain of its deferred tax assets, a portion of which was generated from the impairments discussed above.

9
As a result of the global cost reduction and restructuring plan, the Company incurred an estimated exit tax charge related to its reorganization in Europe during the twelve months ended January 28, 2017. The estimated exit tax charge was recorded during the three months ended April 30, 2016.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

		Three Months Ended[1]			Twelve Months Ended[1]
		February 3,	January 28,	%	February 3,	January 28,	%
		2018	2017	change	2018	2017	change

Net revenue:
	Americas Retail	$271,174	$288,906	(6%)	$833,077	$935,479	(11%)
	Americas Wholesale[2]	36,215	34,906	4%	150,366	146,260	3%
	Europe[2]	356,824	255,347	40%	998,657	788,194	27%
	Asia[2]	108,463	77,346	40%	308,899	248,601	24%
	Licensing[3]	19,488	17,499	11%	72,755	71,919	1%
	Total net revenue[3]	$792,164	$674,004	18%	$2,363,754	$2,190,453	8%

Earnings (loss) from operations:
	Americas Retail[2]	$16,353	$(537)	3,145%	$(17,301)	$(22,816)	24%
	Americas Wholesale[2]	5,150	5,979	(14%)	25,161	24,190	4%
	Europe[2]	56,627	40,740	39%	87,376	56,961	53%
	Asia[2]	9,061	2,870	216%	14,116	(2,381)	693%
	Licensing[2]	17,083	20,061	(15%)	78,102	80,386	(3%)
	Total segment earnings from operations	104,274	69,113	51%	187,454	136,340	37%

	Corporate overhead[2]	(33,530)	(15,199)	121%	(102,429)	(73,859)	39%
	Net gains (losses) on lease terminations[2]	121	—		(11,373)	695
	Asset impairment charges[2]	(2,466)	(32,928)		(8,479)	(34,385)
	Restructuring charges	—	—		—	(6,083)
	Total earnings from operations	$68,399	$20,986	226%	$65,173	$22,708	187%

Operating margins:
	Americas Retail[2]	6.0%	(0.2%)		(2.1%)	(2.4%)
	Americas Wholesale[2]	14.2%	17.1%		16.7%	16.5%
	Europe[2]	15.9%	16.0%		8.7%	7.2%
	Asia[2]	8.4%	3.7%		4.6%	(1.0%)
	Licensing[2,3]	87.7%	114.6%		107.3%	111.8%

	GAAP operating margin for total Company[3]	8.6%	3.1%		2.8%	1.0%
	Net gains (losses) on lease terminations[2]	(0.0%)	0.0%		0.5%	(0.0%)
	Asset impairment charges[2]	0.3%	4.9%		0.3%	1.6%
	Restructuring charges	0.0%	0.0%		0.0%	0.3%
	Adjusted operating margin for total Company	8.9%	8.0%		3.6%	2.9%

Notes:
1	The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively. The three and twelve months ended January 28, 2017 contain 13 and 52 weeks, respectively.

2
During the first quarter of fiscal 2018, net revenue and related costs and expenses for certain globally serviced customers were reclassified into the segment primarily responsible for the relationship. During the third quarter of fiscal 2018, segment results were also adjusted to exclude corporate performance-based compensation costs, net gains (losses) on lease terminations and asset impairment charges due to the fact that these items are no longer included in the segment results provided to the Company’s chief operating decision maker in order to allocate resources and assess performance. Accordingly, segment results have been adjusted for the three and twelve months ended January 28, 2017 to conform to the current period presentation.

3
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, net revenue for the twelve months ended February 3, 2018 as well as the three and twelve months ended January 28, 2017 have been adjusted to conform to the current period presentation. This reclassification had no impact on previously reported earnings from operations.

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

		Three Months Ended[1]
		February 3, 2018			January 28, 2017	% change
		As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
	Americas Retail	$271,174	$(3,105)	$268,069	$288,906	(6%)	(7%)
	Americas Wholesale[2]	36,215	(982)	35,233	34,906	4%	1%
	Europe[2]	356,824	(40,017)	316,807	255,347	40%	24%
	Asia[2]	108,463	(5,536)	102,927	77,346	40%	33%
	Licensing[3]	19,488	—	19,488	17,499	11%	11%
	Total net revenue[3]	$792,164	$(49,640)	$742,524	$674,004	18%	10%

		Twelve Months Ended[1]
		February 3, 2018			January 28, 2017	% change
		As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
	Americas Retail	$833,077	$(3,931)	$829,146	$935,479	(11%)	(11%)
	Americas Wholesale[2]	150,366	(1,168)	149,198	146,260	3%	2%
	Europe[2]	998,657	(47,743)	950,914	788,194	27%	21%
	Asia[2]	308,899	(5,417)	303,482	248,601	24%	22%
	Licensing[3]	72,755	—	72,755	71,919	1%	1%
	Total net revenue[3]	$2,363,754	$(58,259)	$2,305,495	$2,190,453	8%	5%

Notes
1	The three and twelve months ended February 3, 2018 contain 14 and 53 weeks, respectively. The three and twelve months ended January 28, 2017 contain 13 and 52 weeks, respectively.

2
During the first quarter of fiscal 2018, net revenue for certain globally serviced customers was reclassified into the segment primarily responsible for the relationship. Accordingly, segment results for Americas Wholesale, Europe and Asia have been adjusted for the three and twelve months ended January 28, 2017 to conform to the current year presentation.

3
During the fourth quarter of fiscal 2018, the Company reclassified net royalties received on the Company’s inventory purchases of licensed product from net revenue to cost of product sales to reflect its treatment as a reduction of the cost of such licensed product. Accordingly, net revenue for the twelve months ended February 3, 2018 as well as the three and twelve months ended January 28, 2017 have been adjusted to conform to the current period presentation.

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	February 3,	January 28,
	2018	2017

ASSETS

Cash and cash equivalents	$367,441	$396,129

Receivables, net	259,996	225,537

Inventories	428,304	367,381

Other current assets	52,964	54,965

Property and equipment, net	294,254	243,005

Restricted cash	241	1,521

Other assets	252,434	245,947

Total Assets	$1,655,634	$1,534,485

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of capital lease obligations and borrowings	$2,845	$566

Other current liabilities	465,000	344,887

Long-term debt and capital lease obligations	39,196	23,482

Other long-term liabilities	209,528	180,104

Redeemable and nonredeemable noncontrolling interests	22,246	16,224

Guess?, Inc. stockholders’ equity	916,819	969,222

Total Liabilities and Stockholders’ Equity	$1,655,634	$1,534,485

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Twelve Months Ended
	February 3,	January 28,
	2018	2017

Net cash provided by operating activities[1,2]	$148,370	$71,740

Net cash used in investing activities[1]	(90,347)	(48,984)

Net cash used in financing activities[1]	(128,737)	(69,034)

Effect of exchange rates on cash, cash equivalents and restricted cash[1]	40,746	(2,071)

Net change in cash, cash equivalents and restricted cash[1]	(29,968)	(48,349)

Cash, cash equivalents and restricted cash at the beginning of the year[1]	397,650	445,999

Cash, cash equivalents and restricted cash at the end of the year[1]	$367,682	$397,650

Supplemental information:

Depreciation and amortization	$63,588	$69,319

Rent	$272,332	$263,126

Non-cash investing and financing activity:

Assets acquired under capital lease obligations[3]	$18,502	$—

Notes:
1
As a result of the adoption of new authoritative guidance during the first quarter of fiscal 2018 which impacted the classification of certain cash receipts and cash payments in the statement of cash flows, the amounts related to cash flows from operating, investing and financing activities as well as the effect of exchange rates on cash, cash equivalents and restricted cash have been updated for the twelve months ended January 28, 2017 to conform to the current year presentation.

2
During fiscal 2018, the Company recorded net losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America. In connection with this modification, the Company made up-front payments of approximately $22 million, of which $12 million was recognized as net losses on lease terminations and $10 million was recorded as advance rent payments.

3
During fiscal 2018, the Company began the relocation of its European distribution center to the Netherlands. As a result, the Company entered into a capital lease of $17.0 million for equipment used in the new facility. During fiscal 2018, the Company also entered into a capital lease for $1.5 million related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Twelve Months Ended
	February 3,	January 28,
	2018	2017

Net cash provided by operating activities[1,2]	$148,370	$71,740

Less: Purchases of property and equipment	(84,655)	(90,581)

Free cash flow[1,2]	$63,715	$(18,841)

Notes:
1
As a result of the adoption of new authoritative guidance during the first quarter of fiscal 2018 which impacted the classification of certain cash receipts and cash payments in the statement of cash flows, net cash provided by operating activities and free cash flow have been updated for the twelve months ended January 28, 2017 to conform to the current year presentation.

2
During fiscal 2018, the Company recorded net losses on lease terminations related primarily to the modification of certain lease agreements held with a common landlord in North America. In connection with this modification, the Company made up-front payments of approximately $22 million, of which $12 million was recognized as net losses on lease terminations and $10 million was recorded as advance rent payments.

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

		As of February 3, 2018		As of January 28, 2017
		Total	Directly Operated	Total	Directly Operated
Region		Stores	Stores	Stores	Stores

	United States	308	306	341	339

	Canada	89	89	111	111

	Central and South America	103	59	95	51

	Total Americas	500	454	547	501

	Europe and the Middle East	669	400	629	336

	Asia	494	157	504	108

		1,663	1,011	1,680	945

Guess?, Inc. and Subsidiaries
Directly Operated Retail Store Data
U.S. and Canada

	Twelve Months Ended
	February 3,	January 28,
	2018	2017

Number of stores at the beginning of the year	450	455

Store openings	7	19

Store closures	(62)	(24)

Number of stores at the end of the year	395	450

Total store square footage at the end of the year	1,980,000	2,198,000